FLEXIBLE PURCHASE PAYMENT INDIVIDUAL DEFERRED RETIREMENT ANNUITY

Variable and/or Fixed Accumulation
Variable and/or Fixed Dollar Annuity Payments
Non-Participating

NOTICE
Annuity payments and accumulation values provided by this contract, when based on the investment experience of the variable account, are variable and are not guaranteed as to dollar amount. So that the dollar amount of variable annuity payments will not decrease, the assets of the Variable Account must earn an annual net rate of investment return of 4%. This is equal to a 5.4% gross investment return less the Maturity Risk Charge, Expense Risk Charge, and the Administrative Charge and Annual Contract Charge totaling 1.4%.

RIGHT TO RETURN CONTRACT
Please read this contract carefully. If you do not want it, you may return it to us or your agent within 10 days after you receive it and ask us to cancel it. As soon as you return it, we will consider it void from the start and refund the sum of (a) the difference between the Purchase Payments received including any fees or other charges and the amounts, if any, allocated to the Sub-Accounts or the Fixed Account under the Contract and (b) the Contract Value as of the next Valuation Date after receiving your request. If you exercise this right to return the contract, no Surrender Charges will apply.

INDEX                                           PAGE
Age and Sex                                      13
Annuitant                                         A
Annuity Benefits                                 14
Annuity Forms                                    16
Claims                                           19
Contract Data Page                                A
Contract Owner                                   12
Death Benefit                                    11
Definitions                                      2-4
Fixed Account                                     4
Fixed Annuity Payments                           15
General Provisions                               13
Purchase Payments                                 4
Surrenders                                        9
Termination                                      14
Transfers                                         8
Variable Account                                  5
Variable Annuity Payments                        15

Additional benefits, if any are listed on the Contract Data page and follow page
2. Additional restrictions, if any, follow page 2.

RELIASTAR [logo]

ReliaStar Life Insurance Company of New York
1000 Woodbury Road, Suite 102
P.O. Box 9004
Woodbury, New York 11797

ReliaStar Life Insurance Company of New York (we, us, our) will make payments to the Annuitant starting on the Annuity Commencement Date as stated in this Contract. We will pay the Death Benefit if an Owner dies before the Annuity Commencement Date.

We issue this Contract in consideration of the Application and the Purchase Payments we receive.

Executed at our Home Office

Robert C. Salipante                 President
/s/ Robert C. Salipante
-----------------------

Susan M. Bergen                     Secretary
/s/ Susan M. Bergen
-------------------


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

THE CONTRACT

Read this contract carefully. This contract states in detail all of the rights and obligations of both you and us. The entire contract is:

---------------
This contract.
---------------

Plus all applications, riders, endorsements and amendments at the time of issue.

Plus all applications, riders, endorsements and amendments and Contract Data Pages agreed upon later.

--------------
Changes
--------------

Contract changes must be in writing and signed by our President or Secretary, or one of our Vice Presidents or Assistant Secretaries. No other agent of person may alter or change the terms or conditions of this Contract.

DEFINITIONS

ANNUITANT
The person you name to receive annuity payments and whose life determines the annuity benefits payable. The Annuitant is shown on the Contract Data Page.

ANNUITY COMMENCEMENT DATE
The date on which the annuity payments begin. The Annuity Commencement Date is as shown on the Contract Data Page unless changed as provided by this Contract.

BENEFICIARY
The person(s) you name to receive:

1. The Death Benefit if you die before the Annuity Commencement Date and a Death Benefit is payable under the terms of this contract.

2. The balance of the annuity payments, if any, under the Annuity Form in effect at the Annuitant's death.

CODE
The Internal Revenue Code of 1986, as amended.

CONTRACT ANNIVERSARY
The same day and month as the Issue Date each year that this Contract remains in force.

CONTRACT VALUE
The sum of the Variable Account Contract Value plus the Fixed Account Contract Value on a Valuation Date.

CONTRACT YEAR
Each 12 month period starting with the Issue Date and each Contract Anniversary after that.

DEATH BENEFIT VALUATION DATE
The Death Benefit Valuation Date is the Valuation Date next following the date we receive:

1. Proof of death; and

2. A written request from the Beneficiary for a single sum payment or an Annuity Form permitted by Section 72(s) of the Code which we approve.

To make Purchase Payments, make a claim, or exercise your rights under this Contract, please write to us at the address below and include your Contract Number.


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

Definitions
(CONTINUED)

Fixed Account

An account under this Contract that guarantees both principal and interest. Fixed Account Contract Values are held in our General Account which is composed of all our assets other than those in our Separate Accounts. We have complete ownership and control of the assets in the General Account.

Owner (You, Your)

The person(s) named on the Contract Data Page to hold this Contract and to exercise all rights and privileges under it. This Contract may be owned by one, but no more than two, natural person(s) only, except when it is held under a retirement plan described in Section 401(a) or 403(a) of the Code, where the Owner is the trustee, or a program described in Section 403(b) of the Code, where the Owner is the employer. If a nonspousal joint owner dies, the surviving joint owner may not continue this Contract. See Death Benefit Before the Annuity Commencement Date, Death of Owner on page 11. The Annuitant owns this Contract unless another owner is named as provided for in this Contract. You may make a request to change the Owner of this Contract by sending us written notice. We reserve the right to deny a request to change the Owner, unless we receive written proof, satisfactory to us, that each proposed Owner is insurable. The change of ownership will be effective on the date signed subject to any actions we have taken prior to our receipt of notice of the change of ownership.

Sub-Account

A subdivision of the Variable Account. Each Sub-Account's assets are invested exclusively in one of the investment funds we make available for investment under this Contract. The Sub-Accounts available on the Issue Date, and the percentage of Purchase Payments you have allocated to each Sub-Account is shown on the Contract Data Page.

Sub-Account Accumulation Unit

A unit of measure used to determine the Variable Account Contract Value before annuity payments start.

Successor Beneficiary

The person you name to become the Beneficiary if the Beneficiary dies.

Valuation Date

The close of the market each day that the New York Stock Exchange is open for trading and trading has not been suspended by the Securities and Exchange Commission.

Valuation Period

The period of time between a Valuation Date and the next Valuation Date.

Variable Account

A separate investment account of ours which has been established under the State of New York insurance laws and is divided into Sub-Accounts. Any change in the investment policy of the Variable Account must be approved by the Superintendent of Insurance of the State of New York.


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Definitions
(continued)

Variable Annuity

A series of periodic payments to the Annuitant which will vary in amount based on the investment performance of the Variable Account Sub-Accounts under this Contract.

Variable Annuity Unit

A unit of measure used to determine the amount of an annuity payment after the first annuity payment under a Variable Annuity.

We, Us, Our

ReliaStar Life Insurance Company of New York.

Written, In Writing

A written request or notice, signed and dated, and received at an address designated by us. The form and content of the request must be acceptable to us.

Purchase Payments

You may make Purchase Payments any time before the Annuity Commencement Date while the Contract is inforce. Purchase Payments must equal at least the applicable minimum Purchase Payment as shown on the Contract Data Page. We may choose not to accept an additional Purchase Payment if it is less than the minimum, or if the additional Purchase Payment plus the Contract Value at the next Valuation Date exceeds $1,000,000.

Allocation of Purchase Payments

You specified the initial allocation of Purchase Payments on your application for this Contract. Your allocation is shown on the Contract Data Page. The percentage allocation between the accounts may be changed at any time by written notice. Changes in allocations of Sub-Account funds are subject to any limitations imposed by such funds. Changes in the allocation will not be effective until the date we receive your notice and will only affect Purchase Payments we receive after that date. The allocation may be 100% to any account or may be divided between the accounts in whole percentage points totaling 100%.

Fixed Account

Purchase Payments will be allocated to the Fixed Account in the whole percentages you have specified. We credit interest to the Fixed Account Contract Value at rates we determine from time to time. We will never credit less than 3% per year. The Fixed Account Interest Rate applicable to the initial purchase payment is shown on the Contract Data Page and is guaranteed until December 31 next following receipt of the initial Purchase Payment.

Fixed Account Contract Value

The Fixed Account Contract Value on any Valuation Date is:

1. The sum of your Purchase Payments allocated to the Fixed Account.

2. Plus any transfers from the Variable Account.

3. Plus interest credited as specified above.

4. Minus any partial surrenders, Surrender Charges relating to partial surrenders, and Annual Contract Charges applicable to the Fixed Account.

5. Minus any transfers to the Variable Account.


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Variable Account

The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. We have complete ownership and control of the assets in the Variable Account, but these assets are held separately from our other assets and are not part of our General Account.

The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account will not be charged with liabilities incurred in any other business that we may conduct. We have the right to transfer to our General Account any assets of the Variable Account which are in excess of such reserves and other liabilities. The income, if any, and gains and losses, realized or unrealized, of the Variable Account will be credited to or charged against the amount allocated to the Variable Account, in accordance with the contracts supported by the Variable Account, without regard to the other income, gains, or losses of the Company.

Sub-Accounts

The Variable Account is divided into Sub-Accounts, some of which are available under this Contract. Each Sub-Account that is made available under this Contract invests in shares of a corresponding series of a designated investment fund, as set forth on the Contract Data Page. Shares of a series will be purchased and redeemed for a Sub-Account at their net asset value. Any amount of income, dividends, and gains distributed from shares of a series will be reinvested in additional shares of that series at its net asset value. The investment fund prospectuses define the net asset value and describe the investment funds.

The dollar amounts of values and benefits of this Contract provided by the Variable Account depend on the investment performance of the investment funds in which your selected Sub-Accounts are invested. We do not guarantee the investment performance of the investment funds. You bear the full investment risk for amounts applied to the selected Sub-Accounts.

Purchase Payments allocated to a Sub-Account may be unable to be invested in shares of a selected investment fund because:

1. Shares are not being offered for sale by the investment fund, or

2. In the judgement of our management, further investment in such investment fund shares would be inappropriate in view of the purposes of this Contract.

If we are unable to invest your Purchase Payment as you have specified, we will return it to you. You may then direct allocation of the Purchase Payments to a different Sub-Account. The new allocation will be effective on the next Valuation Date after we receive your request.

Sub-Account Accumulation Units

Purchase Payments received under this Contract and allocated to, and any amounts transferred to, the Variable Account will be credited in the form of Sub-Account Accumulation Units. The number of Sub-Account Accumulation Units credited is found by dividing the amount of the Purchase Payment allocated to, or any amount transferred to, the Sub-Account by the Sub-Account Accumulation Unit Value on the next Valuation Date. The number of Sub-Account Accumulation Units cancelled upon surrender or transfer from a Sub-Account is determined by dividing the amount surrendered or transferred by the Sub-Account Accumulation Unit Value on the next Valuation Date.

The Unit Value for a Sub-Account on any Valuation Date is equal to the previous Unit Value multiplied by the Net Investment Factor for that Sub-Account for the Valuation Period ending on that Valuation Date.

Variable Account
(continued)

Variable Account Contract Value

The Variable Account Contract Value is the total of the values of your interest in each Sub-Account, which for each Sub-Account is equal to:

1. The number of Sub-Account Accumulation Units.

2. Times the Sub-Account Accumulation Unit Value.

The Variable Account Contract Value will vary from Valuation Date to Valuation Date reflecting the total value of your interest in the Sub-Accounts.

Net Investment Factor

The Net Investment Factor is an index number which reflects charges to this Contract and the investment performance during a Valuation Period of the investment fund in which a Sub-Account is invested. If the Net Investment Factor is greater than one, the Sub-Account Accumulation Unit Value has increased. If the Net Investment Factor is less than one, the Sub-Account Accumulation Unit Value has decreased. The Net Investment Factor for a Sub-Account is determined by dividing (1) by (2) and then subtracting (3) from the result, where:

1. Is the net result of:

a. The net asset value per share of the investment fund shares held in the Sub-Account, determined at the end of the current Valuation Period.

b. Plus the per share amount of any dividend or capital gain distributions made on the investment fund shares held in the Sub-Account during the current Valuation Period.

c. Plus or minus a per share charge or credit for any taxes reserved for which we determine to have resulted from the investment operations of the Sub-Account and to be applicable to this Contract.

2. Is the net result of:

a. The net asset value per share of the investment fund shares held in the Sub-Account, determined at the end of the last prior Valuation Period.

b. Plus or minus a per share charge or credit for any taxes reserved for the last prior Valuation Period which we determine to have resulted from the investment operations of the Sub-Account and to be applicable to this Contract.

3. Is a factor representing the Mortality Risk Premium, the Expense Risk Charge, and the Administrative Charge, which are shown on an annual basis on the Contract Data Page.

Mortality Risk Premium

The Mortality Risk Premium pays us for assuming the mortality risk under this Contract. This charge is included in the Net Investment Factor and is shown on the Contract Data Page.

Expense Risk Charge

The Expense Risk Charge pays us for guaranteeing that we will not increase the Annual Contract Charge or the Administrative Charge even though our cost of administering this Contract and the accounts may increase. This Expense Risk Charge is included in the Net Investment Factor and is shown on the Contract Data Page.

Administrative Charge and Annual Contract Charge

The Administrative Charge and the Annual Contract Charge shown on the Contract Data Page pay us for the administrative expenses of the Contract.

The Administrative Charge is included in the Net Investment Factor.

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Variable Account
(continued)

Administrative Charge and Annual Contract Charge (continued)

The Annual Contract Charge will be deducted from the Contract Value on each Contract Anniversary before the Annuity Commencement Date. We may not increase the Annual Contract Charge. We make the deduction from the Fixed Account and the Variable Account on a basis that reflects each account's proportionate percentage of the Contract Value. If you request a total surrender of this Contract on other than the Contract Anniversary, the Annual Contract Charge will be deducted at the time of the surrender.

On or after the Annuity Commencement Date, if we provide a Fixed Annuity, we will deduct 1/12th of the Annual Contract Charge from each monthly Fixed Annuity Payment; if we provide a Variable Annuity, we will deduct 1/12th of the Annual Contract Charge from each monthly Variable Annuity Payment. If either form of annuity payment is paid other than monthly, the deduction for the Annual Contract Charge will be adjusted pro rata. The amount will be deducted from each Fixed Annuity Payment and also will be deducted from each Variable Annuity Payment.

Waiver of Annual Contract Charge

On a uniform basis, we may waive the Annual Contract Charge as shown on the Contract Data Page for contracts where the amount of net cumulative Purchase Payments exceeds $50,000. The amount of net cumulative Purchase Payments is the sum of all Purchase Payments less all Partial Surrenders and less all amounts applied to provide a Fixed Annuity or Variable Annuity. We will not waive the portions of the Annual Contract Charges that are deducted from each Fixed or Variable Annuity Payment.

Premium and Other Taxes

If, while your Contract is in force, the State of New York adopts a premium tax which would apply to your Contract, upon written notice to you, we may, at our discretion, deduct such premium tax from Purchase Payments upon receipt or deduct premium taxes from the Contract Value at a later date. We reserve the right to deduct charges for any other tax we determine to be applicable to the Contract.

Reserved Rights

We reserve the right, if permitted by law and subject to the approval of the Superintendent of Insurance of the State of New York, to:

1. Create new variable accounts;

2. Combine variable accounts, including the Variable Account;

3. Remove, add or combine Sub-Accounts and make the new Sub-Accounts available to Contract Owners at our discretion;

4. Substitute shares of other investment funds or series thereof for those of the investment funds and series made available under the Contract;

5. Transfer assets of the Variable Account, which we determine to be associated with the class of contracts to which this Contract belongs, to another variable account (if this type of transfer is made, the term "Variable Account" as used in this Contract will then mean the Variable Account to which the assets were transferred);

6. Deregister the Variable Account under the Investment Company Act of 1940, if registration is no longer required;

7. Make any changes required by the Investment Company Act of 1940;

8. Operate the Variable Account as a managed investment company under the Investment Company Act of 1940, or any other form permitted by law; and

9. Exercise any voting right of any securities allocated to the Variable Account in accordance with instructions from persons having interests in the Variable Account ratably as determined by us. In addition, we may make such other provisions in respect to the Variable Account, including but not limited to voting, investments, audits and otherwise regarding management and administration, as we may deem appropriate to facilitate compliance with any requirements of or pursuant to any federal or state law now or hereafter in effect.


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Transfers

You may transfer Contract Value among Sub-Accounts, from one or more Sub-Accounts to the Fixed Account, and from the Fixed Account to one or more Sub-Accounts, subject to certain limitations. We make a transfer on the next Valuation Date after we receive your written instructions requesting the transfer. Transfer requests may also be made according to automated transfer procedures that are then currently in effect, if any. We allow 12 transfers in a Contract Year without charge. However, we may charge for each transfer in excess of the first 12 transfers in a Contract Year, but the charge may not exceed $25. All transfers are subject to any conditions the investment fund whose shares are involved may impose.

Transfers from the Fixed Account

Before the Annuity Commencement Date, you may request in writing the transfer of part of the Fixed Account Contract Value to the Variable Account under the following conditions:

1. You may make the transfer only in the transfer period starting 30 days before and ending 30 days after each Contract Anniversary. Only one transfer is allowed during the transfer period.

2. The request to transfer must be received by us no more than 30 days before the start of the transfer period and not later than the end of the transfer period.

3. No more than 50% of the Fixed Account Contract Value may be transferred unless the Fixed Account Contract Value would be less than $1,000 after the transfer, in which case the full Fixed Account Contract Value may be transferred.

4. You must transfer at least $500 or the total Fixed Account Contract Value, if less.

No transfers from the Fixed Account may be made after the Annuity Commencement Date.

All Other Transfers

Before the Annuity Commencement Date, you may request in writing the transfer of all or part of a Sub-Account's value to other Sub-Accounts or to the Fixed Account. To accomplish the transfer, appropriate Sub-Account Accumulation Units will be redeemed and their value will be reinvested in other Sub-Accounts, or reallocated to the Fixed Account as directed in your request.

After the Annuity Commencement Date, the Annuitant may request in writing the transfer of the value of the Sub-Account Variable Annuity Units in the same manner and subject to the same requirements as for a transfer of the value of the Sub-Account Accumulation Units.

No transfers to the Fixed Account may be made after the Annuity Commencement
Date.

Dollar Cost Averaging Service

You can direct us to transfer automatically a fixed dollar amount or a specified percentage of a Sub-Account's value to any one or more other Sub-Accounts or to the Fixed Account. No transfers from the Fixed Account are permitted under this service. Transfers may be made on a monthly, quarterly, semi-annual or annual basis. The minimum transfer amount is $100.00. We make no guarantee that dollar cost averaging will result in a profit or protect against loss.

The dollar cost averaging service will be discontinued at the earliest of one of the following events:

1. You make a written request to discontinue this service;

2. We receive a request to begin a portfolio rebalancing service;

3. The specified transfer amount from any Sub-Account is more than the Contract Value in that Sub-Account; or

4. Thirty-six months after the dollar cost averaging start date.

We reserve the right to discontinue, modify, or suspend this service. Any such modification or discontinuation would not affect any dollar cost averaging service requests already commenced.


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Transfers

Portfolio Rebalancing Service

You may request this service if your Contract Value is at least $25,000. If you request this service, you direct us automatically to make periodic transfers to maintain your specified percentage allocation among Sub-Accounts of the Variable Account. You may also have your allocation of future Purchase Payments changed to be equal to this specified percentage allocation. Transfers made under this service may be made on a quarterly, semi-annual, annual, or one time only basis.

The portfolio rebalancing service will be discontinued at the earliest of one of the following events:

1. At the termination date selected by you;

2. You make a written request to discontinue this service;

3. We receive a request to begin a dollar cost averaging service;

4. We receive a request to transfer all of the Contract Value from the participating rebalancing Sub-Accounts;

5. We receive a request to change the allocation of future purchase payments; or

6. The Contract Value falls below $10,000.

We reserve the right to discontinue, modify, or suspend this service. Any such discontinuation, modification or suspension could affect portfolio rebalancing services currently in effect, but only after 30 days notice to you.

Systematic Withdrawals

You may request this service if your Contract Value is at least $25,000. You may request to take Systematic Withdrawals from the Sub-Account's value by surrendering a specified dollar amount or percentage of total Purchase Payments. Systematic Withdrawals may be made on a monthly, quarterly, semi-annual or annual basis. Systematic Withdrawals can be taken from the Variable Account Contract and/or Fixed Account Contract Value, but you are limited annually to 10% of total cumulative Purchase Payments made under the Contract. A Surrender Charge will be taken on the amount of any Systematic Withdrawal, which is not a Free Surrender.

Systematic Withdrawals may be discontinued at the earliest of one of the following events:

1. You make a written request to discontinue this service; or

2. The Contract Value falls below $10,000.

We reserve the right to discontinue, modify, or suspend Systematic Withdrawals at any time. Any such discontinuation, modification or suspension will not affect Systematic Withdrawals currently in effect.

Systematic Withdrawals may be subject to tax, including a penalty tax. You should consult your tax advisor.

Surrenders

At any time prior to the Annuity Commencement Date and during the lifetime of the Annuitant, you may surrender all or part of this Contract by sending us a written request.

Surrenders will be taken first from Purchase Payments on a first-in, first-out basis, then from Contract Earnings.

The amount surrendered, minus any charges, will normally be paid to you within 7 days of:

1. Receipt of your written request, and

2. Receipt of your contract.

We have the right to defer payment of surrenders from the Fixed Account for up to 6 months from the date we receive your request.

No surrenders are allowed on or after the Annuity Commencement Date.

Surrenders
(continued)

Total Surrender

Any time prior to the Annuity Commencement Date and during the lifetime of the Annuitant, you may surrender this Contract by sending us a written request. The amount payable on surrender is:

1. The Contract Value on the Valuation Date next following our receipt of your request.

2. Minus the Annual Contract Charge if the surrender does not occur on a Contract Anniversary.

3. Minus any Surrender Charges.

4. Minus any premium and other taxes.

Upon payment of the above surrender amount, this Contract is terminated and we have no further obligation under this Contract.

Partial Surrender

At any time prior to the Annuity Commencement Date and during the lifetime of the Annuitant, you may surrender a portion of the Fixed Account Contract Value and/or the Variable Account Contract Value by sending us a written request. We reserve the right to limit the number of partial surrenders you can make to 12 per Contract Year.

You must request to surrender an amount equal to at least the minimum amount shown on the Contract Data Page.

The requested amount of the partial surrender may not exceed the amount payable under a total surrender.

The partial surrender may not cause the remaining contract value to fall below the amount shown on the Contract Data Page.

We will surrender Sub-Account Accumulation Units from the Variable Account, and/or dollar amount from the Fixed Account, so that the total amount surrendered equals the sum of the following:

1. The dollar amount of your partial surrender request.

2. Plus any Surrender Charges.

3. Plus any premium and other taxes.

If you do not specify the accounts from which surrender is to be made, surrender will be made from the Fixed Account and the Sub-Accounts of the Variable Account in the same proportion your interest in each account bears to the Contract Value. Partial surrenders will be made as of the Valuation Date next following our receipt of your request.

Surrender Charges

Order of Surrender

For purposes of determining Surrender Charges, the Contract Value is divided into the following categories:

1. New Purchase Payments - Purchase Payments we have received and that still may have a Surrender Charge applied as shown on the Contract Data Page.

2. Old Purchase Payments - Purchase Payments not defined as New Purchase
Payments.

3. Contract Earnings - The Contract Value at any Valuation Date minus the sum of the New Purchase Payments and Old Purchase Payments.

Surrenders will be taken from the funds available in the following order:

1. Old Purchase Payments, until exhausted.

2. New Purchase Payments, until exhausted.

3. Contract Earnings.

Free Surrender
During any Contract Year, surrenders taken from the following amounts are not subject to a Surrender Charge:

1. Old Purchase Payments not already surrendered.

2. The Percentage of Free Surrender shown on the Contract Data Page multiplied by all New Purchase Payments. However, this applies only to the first surrender made in each contract year after the first Contract Year.

3. Contract Earnings.

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Amount of Surrender Charge

Total Surrender

The Surrender Charge for a total surrender is found by multiplying the amount of each New Purchase Payment, surrendered and not eligible for a Free Surrender, by the applicable Surrender Charge percentage shown on the Contract Data Page.

Partial Surrender

The Surrender Charge for a partial surrender is found by dividing (1) by (2) and multiplying the result by (3), for each New Purchase Payment to be surrendered, where:

1. Is the amount of the New Purchase Payment to be surrendered and not eligible for a Free Surrender.

2. Is one minus the applicable Surrender Charge percentage shown on the Contract Data Page.

3. Is the applicable Surrender Charge percentage shown on the Contract Data
Page.

The Surrender Charge will be deducted proportionately from the Fixed Account and/or the Sub-Accounts from which the surrender is taken.

In computing surrenders, any portion of a Surrender Charge that is deducted from the remaining Contract Value will be deemed a part of the surrender.

Partial surrenders result in an adjustment to the Death Benefit before the Annuity Commencement Date. See the Amount of Death Benefit provision below.

Death Benefit Before the Annuity Commencement Date

Death of Owner

When an Owner, including any Joint Owner, dies before the Annuity Commencement Date, we pay the Death Benefit to the Beneficiary (otherwise to the Successor Beneficiary, otherwise to the estate of the deceased Owner) in a lump sum within 5 years of the Owner's death, unless the person designated to receive the Death Benefit requests an Annuity Form permitted by Section 72(s) of the Code, and we receive such request within 60 days of the date of death.

If the Owner has designated the Owner's spouse as sole Beneficiary, the surviving spouse may continue the Contract in the name of the surviving spouse who becomes the Owner and may exercise all rights and privileges hereunder.

Death of Annuitant When Annuitant is not Owner

When someone other than the Annuitant owns this Contract, and the Annuitant dies before the Annuity Commencement Date while this Contract is in force, the Owner must designate a successor Annuitant within 60 days of the date of the Annuitant's death, otherwise the Owner becomes the Annuitant.

Amount of Death Benefit

The amount of the Death Benefit is defined as follows:

1. If an Owner dies on or before the first day of the month following such Owner's 85th birthday, the Death Benefit is the greatest of:

a. The Contract Value on the Death Benefit Valuation Date, or

b. The Adjusted Purchase Payment Total, or

c. The Reset Death Benefit.

2. If an Owner dies after the first day of the month following such Owner's 85th birthday, the Death Benefit is the Contract Value on the Death Benefit Valuation Date.

The Adjusted Purchase Payment Total is defined as follows. The initial Adjusted Purchase Payment Total is equal to the amount of the first Purchase Payment we receive.

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Death Benefit Before the Annuity Commencement Date
(continued)

Amount of Death Benefit

The Adjusted Purchase Payment Total is increased by the amount of each subsequent Purchase Payment. For each Partial Surrender, the Adjusted Purchase Payment Total is reduced by multiplying by the fraction A divided by B, (A/B), where:

A. Is the Contract Value immediately after the Partial Surrender, and

B. Is the Contract Value immediately before the Partial Surrender.

The Reset Death Benefit is defined as follows. The Reset Death Benefit is zero until the first Specified Contract Anniversary. On the Reset Contract Anniversary, the Reset Death Benefit is equal to the Contract Value. The Reset Death Benefit is increased by the amount of each Purchase Payment made after the Reset Contract Anniversary. For each Partial Surrender taken after the Reset Contract Anniversary, the Reset Death Benefit is reduced by multiplying by the fraction A divided by B, (A/B), where:

A. Is the Contract Value immediately after the Partial Surrender, and

B. Is the Contract Value immediately before the Partial Surrender.

The Reset Contract Anniversary is defined as the latest Specified Contract Anniversary before the death of an Owner. Specified Contract Anniversary is defined on the Contract Data Page.

Example of Death Benefit assuming Owner dies on or before the Owner's 85th birthday.

1. First Purchase Payment                   $10,000.00
2. Initial Adjusted
   Purchase
   Payment Total
                                            $10,000.00
3. Contract Value before
   Partial Surrender in
   Contract Year 5
                                             $8,000.00
4. Partial Surrender in
   Contract Year 5
                                             $4,000.00
5. Contract Value after Partial
   Surrender in Contract Year 5              $4,000.00
6. Adjusted Purchase Payment
   Total after Partial Surrender
   in Contract Year 5 (equals
   (2) times (5) divided by (3))
                                            $5,000.00
7. Reset Death Benefit
                                                 0.00
8. Death Benefit in Contract
   Year 5 after Partial Surrender
   (equals the largest of
   (5) or (6) or (7))                       $5,000.00

Payment of Death Benefit
If the Beneficiary elects a single sum payment of the Death Benefit, we will make payment within 7 days after the Death Benefit Valuation Date. If an Annuity Form is requested, it may be any Annuity Form that could have been selected under the Annuity Benefits Section of this Contract and which is permitted by
Section 72(s) of the Code.

If an Annuity Form is not requested within 60 days after the date of death, the Death Benefit will be paid in a single sum to the Beneficiary and this Contract will end.

Death Benefit On or After the Annuity Commencement Date

When the Annuitant dies, on or after the Annuity Commencement Date, we will pay the Beneficiary, in a lump sum, the value of the remaining proceeds, if any, under the Annuity Form in effect.

Payment to Beneficiary

The Death Benefit is paid to the Beneficiary, if any. If there is more than one Beneficiary, each receives an equal share, unless you have requested another method in writing.

Contract Owner

As Owner, you may exercise all of the rights and duties under this Contract before the Annuity Commencement Date.

Before the Annuity Commencement Date and while the Annuitant is living, you may name or change a Beneficiary, a Successor Beneficiary or Annuitant by giving us written notice of the change. We are not responsible for the validity of any change. A change will take effect as of the date it is signed but will not affect any payments we make or action we take before receiving your notice. We need the consent of any irrevocably named person before making a requested change.

General Provisions

Age and Sex

If age or sex affects payments or benefits under this Contract, we may require satisfactory proof of correct age or sex at any time. If we have made overpayments because of incorrect age or sex information, or any error or miscalculation, we will deduct the overpayment together with an interest charge of 6% per annum from the next payment or payments due. We add underpayments with interest credited at 6% per annum to the next payment.

Amendment

We reserve the right to amend this Contract in order to include any future changes relating to this Contract's remaining qualified for treatment as an annuity contract under the following:

1. The Code.

2. Internal Revenue Service rulings and regulations.

3. Any requirements imposed by the Internal Revenue Service.


We will promptly send you a copy of any amendments.

Assignment

This Contract may be assigned before the Annuity Commencement Date. You may assign all rights under this Contract by giving us the original or a certified copy of the assignment. We are not responsible for the validity of any assignment. We are not bound by any assignment until we receive it. The assignment will be effective on the date signed subject to any actions we have taken prior to our receipt of the notice of assignment.

All collateral assignees must consent to any surrender. We may require that this Contract be returned to our Home Office prior to making payment.

Deferral of Payment on Surrender

In accordance with state law, we may defer making payments from the Fixed Account Contract Value for up to six months after receiving your request for a total surrender, partial surrender or systematic withdrawal. If we delay payments for 10 working days or more, we pay interest at the same rate we are currently paying on proceeds at death from the date of the total surrender, partial surrender or systematic withdrawal to the date of payment.

We may delay making payment of total surrender, partial surrender or systematic withdrawal in accordance with the deferment provision of the Federal Investment Company Act of 1940, as amended when we are not able to determine the Variable Account Contract Value because:

1. The New York Stock Exchange is closed for trading, or

2. The Securities and Exchange Commission determines that a state of emergency exists.

Disclaimer

We are not liable for the tax or tax penalties you owe resulting from failure to comply with the requirements of the Code, Regulations and Rulings imposed on this Contract. You should consult your tax advisor.

Incontestability

This Contract is incontestable from the Issue Date as to the Original Owner.

This Contract is incontestable from the effective date of any subsequent change in Ownership, but only if we do not require evidence of insurability in connection with the change of ownership. If we require proof of insurability, statements made in the corresponding change of ownership application will have a 2 year contestable period running from the effective date of the change of ownership. In the event of any material misstatement in the application to change ownership, the Death Benefit will be the amount available on Total Surrender on the Death Benefit Valuation Date.

General Provisions
(continued)

Payments and Settlements

All payments and settlements we make are payable at our Home Office. We may require that this Contract be returned before payments and settlements are made.

Proof of Death

We accept any of the following as proof of death:

1. A copy of a certified death certificate.

2. A copy of a certified decree of a court of competent jurisdiction as to the finding of death.

3. Any other proof satisfactory to us.

Protection of Proceeds

Payments we make under this Contract may not be assigned before they are due and, except as permitted by law, are not subject to claims of creditors or legal process.

Reports

We will send you a report at least once each year showing the Contract Value and the amount payable at surrender of the Contract. This report will be based on any laws or regulations that apply to contracts of this type.

State Laws

This Contract is governed by the law of the state in which it is delivered. The values and benefits of this Contract are at least equal to those required by such state.

Termination

This Contract ends when:

1. It is surrendered for its full value, or

2. The Death Benefit is paid, whichever occurs first.

If the Contract Value is less than $1,000, we may cancel this Contract on any Contract Anniversary which is a Valuation Date or on the next Valuation Date if the Contract Anniversary is not a Valuation Date. This cancellation is considered a total surrender of this Contract. However in this situation we will pay the Contract Value without the deduction of any Surrender Charges or Annual Contract Charges at termination.

Annuity Benefits

Application of Contract Value

On the Annuity Commencement Date, we apply the Fixed Account Contract Value to provide a Fixed Annuity, and the Variable Account Contract Value to provide a Variable Annuity, unless you tell us to do otherwise in a writing that we receive at least 30 days before the Annuity Commencement Date. If the Contract Value on the Annuity Commencement Date is less than $2,000 or the monthly annuity payment would be less than $20 and we have not received any Purchase Payments during the previous three full years, we may pay the Contract Value in a single sum and cancel this Contract. We reserve the right to deduct applicable premium and other taxes levied by any unit of government from the Contract Value on the Annuity Commencement Date.

Annuity Benefits
(continued)

Annuity Commencement Date

The Annuity Commencement Date is the date that annuity payments start. The Annuity Commencement Date will be the first day of the month following the Annuitant's 75th birthday, unless you choose a new Annuity Commencement Date by giving us written notice.

If you choose a new Annuity Commencement Date, the date you select must be a date which:

1. Is at least 13 months after the Issue Date of your Contract; and

2. Is on or before the later of the Annuitant's 85th birthday or 5 years from the Issue Date of your Contract, but not beyond the Annuitant's 90th birthday.

To change the Annuity Commencement Date, we must receive written notice from you at least 30 days before the current Annuity Commencement Date and at least 61 days before the new Annuity Commencement Date.

Frequency and Amount of Payments

Annuity payments will be made monthly unless we agree to a different payment schedule. We reserve the right to change the frequency of either a Fixed Annuity Payment or a Variable Annuity Payment so that each payment will be at least $20.

Fixed Annuity Payments

Fixed Annuity Payments start on the Annuity Commencement Date. The amount of the first monthly payment for the Annuity Form selected, before the deduction of any portion of the Annual Contract Charge, is shown on the Annuity Tables of this Contract for each $1,000 of Contract Value applied. The monthly portion of the Annual Contract Charge is deducted from the amount of each Fixed Annuity Payment.

We may, as of the Annuity Commencement Date, offer for sale a single premium immediate fixed annuity contract. If so, the amount of the Fixed Annuity Payments will not be less than that which would be provided if a single premium immediate fixed annuity contract then offered by us to Annuitants in the same class were to be purchased with the greater of:

1. The amount payable upon surrender of this Contract; or

2. 95% of the Contract Value of this Contract.

The dollar amount of any payments after the first payment are fixed during the entire period of annuity payments, according to the provisions of the Annuity Form selected.

Variable Annuity Payments

Sub-Account Variable Annuity Units

Unless you request otherwise in writing, we convert the Sub-Account Accumulation Units applicable to this Contract into Sub-Account Variable Annuity Units at the Variable Annuity Unit Value on the Annuity Commencement Date. The number of Sub-Account Variable Annuity Units remains constant, as long as an annuity remains in force and allocation among the Sub-Accounts has not changed.

The Unit Value for a Sub-Account on any Valuation Date is equal to the previous Unit Value multiplied by the Net Investment Factor for that Sub-Account for the Valuation Period ending on that Valuation Date, with an offset for the 4% assumed interest rate used in the Annuity Tables of this Contract.

Variable Annuity Payments
(continued)

Variable Annuity Payments

Variable Annuity Payments start on the Annuity Commencement Date. The amount of the first monthly payment for the Annuity Form selected, before the deduction of any monthly portion of the Annual Contract Charge, is shown on the Annuity Tables of this Contract for each $1,000 of Contract Value applied.

We may, as of the Annuity Commencement Date, offer for sale a single premium immediate variable annuity contract. If so, the amount of the first Variable Annuity Payment will not be less than that which would be provided if a single premium immediate variable annuity contract then offered by us, assuming the 4% assumed interest rate, to Annuitants in the same class were to be purchased with the greater of:

1. The amount payable upon surrender of this Contract; or

2. 95% of the Contract Value of this Contract.

Payments after the first payment will vary in amount and are determined on the first Valuation Date of each subsequent month. If the monthly payment under the Annuity Form selected is based on the Variable Annuity Unit Value of a single Sub-Account, the monthly payment is found by:

1. Multiplying the Sub-Account Variable Annuity Unit Value on the Valuation Date next prior to the payment date by the Net Investment Factor for the Sub-Account for the Valuation Period that ends on the payment date;

2. Multiplying the result of 1. by a factor that offsets the 4% assumed interest rate, producing the current value of the Sub-Account Variable Annuity Unit; and

3. Multiplying the result of 2. by the number of Variable Annuity Units under this Contract in the Sub-Account.

If the monthly payment under the Annuity Form selected is based upon Variable Annuity Unit Values of more than one Sub-Account, the above procedure is repeated for each applicable Sub-Account. The sum of these payments is the total Variable Annuity Payment.

The monthly portion of the Annual Contract Charge will then be deducted from the total Variable Annuity Payment.

We guarantee that the amount of each payment after the first payment will not be affected by variations in expense or mortality experience.

Optional Annuity Forms

You may select an Annuity Form or change a previous selection. The selection or change must be in writing and received by us at least 15 days before the Annuity Commencement Date. If no Annuity Form selection is in effect on the Annuity Commencement Date, we automatically apply Option 2, with payments guaranteed for 10 years.

The following options are available for the Fixed Annuity Payment and the Variable Annuity Payment:

1. Life Annuity - Payments are made as of the first Valuation Date of each month during the Annuitant's life, starting with the Annuity Commencement Date. No payments will be made after the Annuitant dies.

2. Life Annuity with Payments Guaranteed for 10 Years or 20 Years - Payments are made as of the first Valuation Date of each month starting on the Annuity Commencement Date. Payments will continue as long as the Annuitant lives. If the Annuitant dies before all of the guaranteed payments have been made, we will pay the value of the unpaid installments of the guaranteed payments to the Beneficiary in a single sum.

3. Joint and Full Survivor Annuity - Payments are made as of the first Valuation Date of each month starting with the Annuity Commencement Date. Payments will continue as long as either the Annuitant or the Joint Annuitant is alive. No payments will be made after both the Annuitant and the Joint Annuitant have died.

4. Other Annuity Forms - We have other Annuity Forms available and information about them can be obtained by writing us.

The Annuity Tables show the amount of the first annuity payment, before the deduction of any portion of the Annual Contract Charge, due on the Annuity Commencement Date for each $1,000 of Contract Value applied under Options 1, 2, and 3.

Annuity Tables

Life Annuity - Initial Monthly Annuity Payment Per $1,000 Applied

Annuitant's             Male                           Female
Attained Age       Guaranteed Period              Guaranteed Period
Nearest                  120        240                 120        240
Birthday       None     Months     Months     None     Months     Months
40             $4.16    $4.15      $4.11      $3.96    $3.95    $3.93
41              4.20     4.18       4.14       3.99     3.98     3.96
42              4.24     4.23       4.18       4.02     4.01     3.99
43              4.29     4.27       4.21       4.06     4.05     4.02
44              4.33     4.31       4.25       4.09     4.08     4.06
45              4.38     4.36       4.29       4.13     4.12     4.09
46              4.44     4.41       4.33       4.17     4.16     4.13
47              4.49     4.46       4.38       4.21     4.20     4.16
48              4.55     4.52       4.42       4.26     4.24     4.20
49              4.61     4.57       4.47       4.30     4.29     4.24
50              4.67     4.63       4.52       4.35     4.34     4.28
51              4.74     4.70       4.57       4.40     4.39     4.33
52              4.81     4.76       4.62       4.46     4.44     4.37
53              4.88     4.83       4.67       4.52     4.49     4.42
54              4.96     4.90       4.73       4.58     4.55     4.47
55              5.04     4.97       4.78       4.64     4.61     4.52
56              5.13     5.05       4.84       4.71     4.68     4.58
57              5.22     5.13       4.90       4.78     4.75     4.63
58              5.31     5.22       4.96       4.86     4.82     4.69
59              5.42     5.31       5.02       4.94     4.89     4.75
60              5.52     5.41       5.08       5.03     4.97     4.81
61              5.64     5.51       5.14       5.12     5.06     4.87
62              5.76     5.62       5.20       5.22     5.15     4.94
63              5.90     5.73       5.27       5.32     5.24     5.00
64              6.04     5.85       5.33       5.43     5.34     5.07
65              6.19     5.98       5.39       5.55     5.45     5.14
66              6.36     6.11       5.45       5.68     5.56     5.21
67              6.53     6.25       5.51       5.81     5.68     5.27
68              6.72     6.39       5.56       5.96     5.80     5.34
69              6.92     6.54       5.62       6.11     5.94     5.41
70              7.14     6.69       5.66       6.28     6.08     5.48
71              7.37     6.85       5.71       6.46     6.22     5.54
72              7.61     7.01       5.75       6.65     6.38     5.60
73              7.88     7.18       5.79       6.86     6.54     5.66
74              8.16     7.35       5.83       7.09     6.71     5.71
75              8.46     7.52       5.86       7.33     6.88     5.76
76              8.79     7.70       5.89       7.60     7.07     5.80
77              9.13     7.87       5.91       7.89     7.25     5.84
78              9.50     8.50       5.93       8.20     7.45     5.87
79              9.90     8.22       5.95       8.54     7.64     5.90
80             10.33     8.39       5.97       8.91     7.84     5.93
81             10.79     8.55       5.98       9.31     8.04     5.95
82             11.29     8.71       5.99       9.75     8.24     5.97
83             11.81     8.86       6.00      10.22     8.43     5.98
84             12.38     9.00       6.01      10.73     8.61     5.99
85             12.98     9.13       6.01      11.29     8.79     6.00
86             13.62     9.25       6.01      11.90     8.96     6.01
87             14.30     9.37       6.02      12.55     9.11     6.01
88             15.01     9.47       6.02      13.26     9.25     6.02
89             15.77     9.57       6.02      14.02     9.38     6.02
90             16.57     9.65       6.02      14.84     9.49     6.02

Joint and Survivor - Initial Monthly Annuity Payment Per $1,000 Applied
               Annuitant's Attained Ages Nearest Birthday

                       Female Age
Male Age   50     55      60      65      70      75      80      85      90
50       $4.08  $4.20   $4.30   $4.40   $4.48   $4.54   $4.59   $4.63   $4.65
55        4.15   4.30    4.45    4.60    4.72    4.83    4.90    4.96    4.99
60        4.21   4.39    4.59    4.80    4.99    5.16    5.29    5.38    5.44
65        4.25   4.47    4.71    4.99    5.27    5.53    5.76    5.93    6.04
70        4.29   4.53    4.81    5.16    5.54    5.94    6.31    6.61    6.83
75        4.31   4.57    4.89    5.29    5.77    6.32    6.89    7.41    7.81
80        4.33   4.60    4.94    5.39    5.95    6.65    7.45    8.27    8.98
85        4.34   4.61    4.98    5.45    6.08    6.90    7.93    9.11   10.26
90        4.34   4.63    5.00    5.49    6.16    7.01    8.29    9.81   11.47

The above tables are based on the 1983 Individual Annuity Mortality Table, set back three years, with interest at 4%. Annuity payments for age(s) not shown above are available upon request.

FLEXIBLE PURCHASE PAYMENT INDIVIDUAL DEFERRED RETIREMENT ANNUITY

Variable and/or Fixed Accumulation
Variable and/or Fixed Dollar Annuity Payments
Non-Participating

NOTICE

To make Purchase Payments, make a claim, or exercise your rights under this Contract, please write to us at the address below and include your Contract
Number:

RELIASTAR [logo]

ReliaStar Life Insurance Company of New York
1000 Woodbury Road, Suite 102
P.O. Box 9004
Woodbury, New York 11797